Exhibit 10.20

OFFICE LEASE AGREEMENT

LANDLORD: MILLER STAUFFER PROPERTIES, L.L.C.

TENANT: NIGHTHAWK RADIOLOGY SERVICES, LLC

DATE: October 18, 2005

	16.1	Continuation of Lease	13
	16.2	Termination of Lease	13
	16.3	Landlord’s Cure of Tenant’s Default	14
17.	LANDLORD’S RIGHT OF ENTRY		14
18.	SURRENDER OF PREMISES		14
19.	ESTOPPEL CERTIFICATES		14
20.	SIGNS		15
21.	APPRAISAL PROCEDURES		15
22.	MISCELLANEOUS AND PROCEDURAL		16
	22.1	Time of Essence	16
	22.2	Attorney’s Fees	16
	22.3	Binding Effect	16
	22.4	Integrated Agreement; Modification	16
	22.5	Waiver	16
	22.6	Notice	16

EXHIBIT A: SITE PLAN, PARKSIDE CONDOMINIUM
EXHIBIT B: FLOOR PLAN SPECIFICATIONS FOR PREMISES

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (“Lease”) is made and effective this 18th day of October 2005, by and between MILLER STAUFFER PROPERTIES, L.L.C., an Idaho limited liability company (“Landlord”); and NIGHTHAWK RADIOLOGY SERVICES, LLC, an Idaho limited liability company (“Tenant”), with reference to the following facts:

A. Landlord is developing a residential/commercial building project located on 6th and Front Streets in the City of Coeur d’Alene, County of Kootenai, State of Idaho, to be known as “Parkside” (the “Project”). The Project, which is to be structured in a condominium regime form of ownership, consists of a multi-story building (the “Building”), parking areas, landscaped areas, and other exterior improvements, and is being developed on the land more particularly described as follows:

Lots 7 through 12, Block 35, City of Coeur d’Alene, in a portion of the South Half of Section 13, Township 50 North, Range 4 West, Boise Meridian, in the City of Coeur d’Alene, Kootenai County, Idaho.

B. Tenant is interested in leasing from Landlord approximately 12,210 square feet of completed office space on the fourth floor, and approximately 5,000 square feet of completed office space on the fifth floor of the Building (the “Premises”), and in acquiring expansion rights to additional space on the third floor of the building pursuant to a right of first refusal. Copies of the Site Plan for the Building (the “Site Plan”) and the Floor Plan Specifications for the Premises to be leased initially (the “Floor Plan”) are attached hereto as Exhibits “A” and “B”, respectively. Tenant’s occupancy of the Premises shall be for the rent and term, and subject to the terms set forth in this Lease.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1. DEVELOPMENT OF PROJECT; CONSTRUCTION SCHEDULE. Landlord is currently engaged in the process of developing the Project, which shall be constructed substantially according to the Site Plan and of a quality consistent with the McEuen Terrace condominium located to the east of the Project. By signing this Lease, the Tenant acknowledges that it has reviewed and approved the Site Plan for the Project and the Floor Plan for the Premises.

Within ninety (90) days from the date of this Lease, the Landlord shall, with the Tenant’s input, complete and deliver to the Tenant proposed plans and specifications for the completion of the interior space of the Premises (collectively the “Premises Plans”). As soon as reasonably possible thereafter, the parties shall meet to discuss the Premises Plans and negotiate any necessary additions and/or revisions to their mutual satisfaction. The parties shall negotiate the final Premises Plans in good faith and with due diligence. However, if the parties are not able to agree upon and initial the final Premises Plans within sixty (60) days following delivery of the original proposed Premises Plans to the Tenant, then either party shall have the right to terminate this Lease upon written notice to the other. If so terminated, Tenant shall be entitled to the return of any deposit previously made, and neither party shall have any further rights or obligations under this Lease.

In addition to the foregoing, and not withstanding anything to the contrary set forth herein, if the Landlord has not been able to make sufficient progress on the Project (which progress shall include the breaking of ground on the Building and the demolition of the building currently occupied by the Social Security Administration) on or prior to January 1, 2006, then Tenant shall have the right to terminate this Lease upon written notice to the Landlord. If so terminated, Tenant shall be entitled to the return of any deposit previously made, and neither party shall have any further rights or obligations under this Lease.

Landlord shall provide the Tenant with not less than sixty (60) days notice of the date on which the Premises are expected to be available for occupancy by the Tenant and the commencement of Tenant’s business. Twenty (20) days prior to such projected date, the Premises shall be available to the Tenant and its contractors for the installation of specialized wiring and equipment for Tenant’s computer and information systems. The Tenant shall also be provided reasonable access at such time for the installation of other Tenant improvements, so long as the Tenant’s access does not unreasonably interfere with the completion of the Landlord’s work.

Landlord shall use its best efforts and due diligence to comply with the following construction schedule:

July 15, 2007	All siding, windows, and roofing shall be installed, and the Building shall otherwise be weather-tight

Aug 15, 2007	All heating, ventilating, mechanical, and electrical systems shall be installed, except trim out to follow

Oct 15, 2007	Non-binding target date for substantial completion of the Premises and paving of Tenant’s parking area

December 15, 2007	The Premises shall be substantially complete and in accordance with the Premises Plans and legally available for exclusive occupancy by the Tenant. This shall include paving of the Tenant’s parking area, but not other exterior elements.

December 15, 2007	Completion of all planters, landscaping and other exterior elements

In the event either of the first two (2) dates (weather-tight, HVAC, and electrical)are not met, then either party shall have the right to terminate this Lease upon written notice to the other, which notice shall be delivered, if at all, prior to the completion of the work described. If so terminated, Tenant shall be entitled to the return of any deposit previously made, and neither party shall have any further rights or obligations under this Lease. If the Premises are not substantially complete in accordance with the Premises Plans and ready for occupancy on the fourth date (December 15, 2007), then such date shall be extended automatically for thirty (30) days, with the Landlord paying to the Tenant, as Tenant’s sole and exclusive remedy for the Landlord’s late delivery of the Premises, the sum of $1,000 per day for each day of delay in making the Premises available.

In the event the Premises are still not substantially complete in accordance with the Premises Plans and ready for occupancy at the end of the thirty (30) day extension (i.e., by January 15, 2008), then either party shall have the right to terminate this Lease upon written notice to the other, which notice shall be delivered, if at all, prior to the substantial completion of construction and the delivery of the Premises to the Tenant. If so terminated, Tenant shall be entitled to the return of any deposit previously made, and shall be entitled to receive and retain the payments for late delivery due from Landlord pursuant to the preceding paragraph, and neither party shall have any further rights or obligations under this Lease.

2. LEASE OF PREMISES; EXPANSION; PARKING.

2.1 Initial Premises. Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the rent and term, and subject to the terms set forth in this Lease. As a condition precedent to Tenant’s obligations under this Lease, Landlord hereby agrees to develop the Project and prepare the Premises for occupancy in accordance with and subject to the provisions of Paragraph 1, above.

2.2 Right of First Refusal to Acquire Additional Space. Landlord hereby grants to Tenant a right of first refusal to expand the Premises to include space on the third floor of the Building. Such right may be exercised at any time after expiration of the first year of the term of this Lease, and prior to the final five (5) years of the term of this Lease, including any extensions thereof. If Landlord determines to lease any part of the third floor (the “Additional Space”), and regardless of the existence of any actual offer from or agreement with a third party, Landlord shall deliver to Tenant a written notice (the “Refusal Notice”) setting forth the terms upon which Landlord would be willing to lease the Additional Space (including a copy of any bona fide offer to lease upon which Landlord’s decision may be based). If Tenant, within twenty (20) days after delivery of the Refusal Notice, shall deliver written notice to Landlord of Tenant’s election to lease the Additional Space (the “Exercise Notice”), on the terms stated in the Refusal Notice, then Landlord shall lease the Additional Space to Tenant on the terms stated in the Refusal Notice. If Tenant does not deliver such Exercise Notice within the twenty (20) day period, Landlord shall thereafter have the right to lease the Additional Space to a third party on the same terms stated in the Refusal Notice (with the right, however, to negotiate rent to an amount not less than 95% of the rent set forth in the Refusal Notice). If the Landlord does not lease the Additional Space to a third party within six (6) months after the original delivery of the Refusal Notice to Tenant, any further transaction shall be deemed a new determination by Landlord to lease the Additional Space, and the provisions of this subparagraph shall again be applicable.

With respect to the tenant improvements, if the Additional Space is to be finished by the Landlord under the Refusal Notice, such Additional Space shall be finished at no additional cost to Tenant in a manner and style substantially equivalent to the initial Premises (which manner and style is referred to as the “Initial Improvement Standard”), and Tenant shall be responsible for any desired modifications or further improvements to the Additional Space beyond the Initial Improvement Standard. If the Additional Space is not to be finished by the Landlord under the Refusal Notice, then Landlord shall provide the Tenant with an allowance for tenant improvements in the amount of Thirty Five Dollars ($35.00) per square foot included within the Additional Space, with Tenant paying any additional costs.

Notwithstanding anything to the contrary set forth or implied in this subparagraph, if Tenant is substantially in default under this Lease on the date of giving the Exercise Notice, or if Tenant shall not have substantially and timely complied with the terms of the Lease up to such time, the Exercise Notice shall be ineffective, and the Additional Space shall not be available to the Tenant.

2.3 Parking. The Tenant and Tenant’s invitees shall have the exclusive right at no additional cost or expense to the use of thirty-nine (39) parking spaces in the parking garage and five (5) exterior parking spaces on the plaza level parking lot, with the exclusive rights to the exterior spaces being limited to business hours (defined below). After business hours, the parking spaces may be used by Tenant and Tenant’s invitees on a non-exclusive basis.

References in this Paragraph 2.3 to “normal business hours” shall mean from 7:00 a.m. to 6:00 p.m. daily, excepting Saturdays Sundays, and recognized state and/or federal holidays).

3. TERM OF LEASE; OPTIONS TO EXTEND.

3.1 Original Term. The original term of this Lease shall commence on the earlier of: (a) 60 days following written notice from Landlord to the Tenant that the Premises will be available for occupancy within such time (but only if the Premises are available at such time); or (b) the date on which Tenant actually occupies the Premises (“commencement date”), and shall continue for ten (10) years from the first day of the first full calendar month following the commencement date. For purposes of establishing the actual occupancy date, the early access allowed to Tenant and its contractors for the installation of Tenant’s equipment, pursuant to Paragraph 1, above, shall not be counted.

3.2 Options to Extend Term. Tenant is hereby granted the exclusive option to extend the term on all the provisions set forth in this Lease, except for the minimum monthly rent, for one or both of two (2) additional five (5) year periods (the “extended term”) following expiration of the original term, by giving notice of exercise of the option (“Extension Notice”) to Landlord at least six (6) months before expiration of the then current term. Provided, however, that if Tenant is substantially in default on the date of giving the Extension Notice, the Extension Notice shall be ineffective, the extended term shall not commence, and this Lease shall expire at the end of the then current term. The minimum rent during the first year of any such extended term shall be the fair market rent for similar space in the community at the time (but not less than the rent for the immediately preceding term), with such rent being increased annually thereafter at the rate of two percent (2%), compounded, until the expiration of such extended term. If the parties are not able to agree on the minimum rent to be charged at the commencement of any extended term, within thirty (30) days following the delivery of the Extension Notice, then such minimum rent shall be established by appraisal according to Paragraph 22, below.

3.3 Holdover Period. If Tenant, with Landlord’s consent, remains in possession of the Premises after expiration or termination of the term, including any extended term, or after the date in any notice given by Landlord to Tenant terminating this Lease, such possession by Tenant shall be deemed to be a month-to-month tenancy terminable by either party on giving the notice required by law for termination of commercial month-to-month tenancies. All provisions of this Lease except those pertaining to term and rent (which shall be negotiated in connection with the granting of consent) shall apply to the month-to-month tenancy.

4. RENT; SECURITY DEPOSIT. Tenant’s basic rental obligation shall consist of the minimum monthly rent described below. Additionally, Tenant’s rental obligation shall include any costs to be paid by Tenant under this Lease in connection with Tenant’s occupancy of the Premises (e.g., utility costs, taxes, reimbursement for expenses, etc.), and all costs incurred by Landlord to cure any default by Tenant.

4.1 Minimum Monthly Rent. Tenant shall pay to Landlord as a minimum monthly rent, without deduction, set-off, prior notice or demand, the following monthly amounts (with the first lease year to include any partial month at the beginning of the term, with rent being prorated for any such partial month):

Lease Year	Minimum Monthly Rent
Year 1	$27,157.08
Year 2	$27,157.08
Year 3	$27,700.22
Year 4	$28,254.23
Year 5	$28,819.31
Year 6	$29,395.70
Year 7	$29,983.61
Year 8	$30,583.28
Year 9	$31,194.95
Year 10	$31,818.85

The above rental amounts have been calculated based on $18.50 per square foot per year for 12,210 square feet for the portion of the Premises being on the fourth floor, and $20.00 per square foot per year for 5,000 square feet for the portion of the Premises being on the fifth floor, and then by applying a two percent (2%) annual increase after the second lease year. Minimum rent for any Additional Space acquired under Paragraph 2.2 above, and/or for any extended term acquired under Paragraph 3.2 above, shall be determined according to that Paragraph.

The minimum monthly rent shall be paid in advance on or before the first day of each calendar month, beginning on the commencement date and continuing during the term. If the term commences on a date other than the first day of a calendar month, the first rental payment shall be due on the commencement date and shall include rent for the first full calendar month, plus prorated rent for the first partial calendar month. All rent shall be paid to Landlord in lawful money of the United States, at such address as may be designated by Landlord from time to time.

4.2 Triple Net Lease. This Lease is intended to be a “triple-net” Lease, with Tenant paying all costs directly associated with its occupancy of the Premises, and a portion of expenses associated with the operation of the Building as a whole, all as provided in this Lease. In addition to the minimum monthly rent described above, Tenant shall pay all taxes, insurance premiums, utility charges, and operation, maintenance, and repair expenses attributable to the maintenance of the interior of the Premises, either directly to the billing entity or by reimbursement to the Landlord, and shall also pay all assessments levied by the condominium association to be established in connection with the formation of the Project as a condominium regime (the “Association”) as provided in this Lease. In no event shall Tenant be required to reimburse Landlord for any expenditure relating to the improvements of the Building which would be capitalized under generally accepted accounting principles.

4.3 Security Deposit. On or before September 15, 2006, Tenant shall deposit into a joint interest-bearing account, requiring signature on behalf of both the Landlord and the Tenant for withdrawal, the sum of $27,000, as a security deposit for the performance by Tenant of the provisions of this Lease. At the end of the second year of the Lease term, $1,000 shall be remitted to and deposited with the Landlord, and the balance of the account (including accrued interest) shall be disbursed to the Tenant. The amount deposited with the Landlord shall continue as a security deposit for the performance by Tenant of the provisions of this Lease. If Tenant is in default, Landlord shall have the right, but no obligation, to use the security deposit, or any portion of it, to cure the default or to compensate Landlord for all damage sustained by Landlord resulting from Tenant’s default. Tenant shall immediately, on demand, pay to Landlord a sum equal to the portion of the security deposit expended or applied by Landlord as provided in this Paragraph so as to maintain the security deposit in the sum initially deposited with Landlord. If Tenant is not in default at the expiration or termination of this Lease, Landlord shall return the remaining security deposit to Tenant. Landlord’s obligations with respect to the security deposit are those of a debtor and not a trustee. Landlord shall have the right to maintain the $1,000 security deposit separate and apart from Landlord’s general funds, or to commingle the $1,000 security deposit with Landlord’s general and other funds. Landlord shall not be required to pay Tenant interest on the $1,000 security deposit deposited with the Landlord after the first two years of the term.

5. OWNERS ASSOCIATION; RULES AND REGULATIONS; ASSESSMENT LIABILITY. Tenant acknowledges that the Premises are currently planned to be part of a residential and commercial condominium project, to be managed by a non-profit owners association (the “Association”), which will have many powers and responsibilities with respect to the entire Project, including the power to levy assessments against all units in the Building. Tenant acknowledges that Landlord shall retain all voting and other rights of membership in the Association with respect to the Premises. The parties understand and agree that the Tenant shall not be required to deal with the Association, except for the obligation to pay assessments as provided herein and to comply with reasonable Rules and Regulations governing the Project. Landlord agrees that it will not exercise any of its voting power (with respect to all units owned by the Landlord) to approve, adopt, or amend any Rules and Regulations without the Tenant’s prior approval, which shall not be unreasonably withheld. Landlord also represents and warrants that no Rule or Regulation shall be enacted by the Association that would unreasonably interfere with the Tenant’s operation of its business.

6. USE OF PREMISES. Tenant shall use the Premises for the operation of its business (consistent with the business as it is conducted as of the date of this Lease), and any other lawful use, and for no other use without Landlord’s prior written consent, which shall not be unreasonably withheld.

7. REAL PROPERTY TAXES AND ASSESSMENTS. Tenant shall pay all real property taxes and general and special assessments levied and assessed against the Premises during the term (prorated to the commencement and expiration dates), with payment being made at least ten (10) days prior to the due date. To the extent the Landlord must pay taxes against the Premises because of the Tenant’s non-payment, the Tenant shall reimburse the appropriate amount to the Landlord immediately, together with a 15% administrative charge. If such reimbursement shall not be made within thirty (30) days of written demand therefor, then such cost and the administrative charge shall thereafter bear interest at the rate of twelve percent (12%) per annum from the due date until paid.

8. MAINTENANCE; UTILITIES.

8.1 Landlord’s Maintenance. Except as specifically provided elsewhere in this Lease, and subject to the Tenant’s payment and reimbursement obligations as set forth herein, Landlord shall maintain or cause to be maintained, in good condition, the roof, foundation, landscaping, parking areas (including snow removal), exterior elements (including, but not limited to, exterior windows and siding), all utilities, pipes, ducts, elevators, heating, ventilation and air conditioning systems serving the Project and the Premises and all structural parts of the Project. Landlord shall be responsible for the repair of any water leaks affecting the Premises except if caused by tenant or invitees.

8.2 Tenant’s Maintenance. Tenant, at its cost, shall maintain, in good condition, all interior portions of the Premises not to be maintained or caused to be maintained by Landlord under this Lease, including without limitation, the interior of the Premises and all Tenant’s personal property and equipment, fixtures, interior finishes, and other tenant improvements, and also including the plumbing, heating, ventilating, air conditioning, and utility systems that service only the Premises to the extent such systems are located within the Premises. Tenant shall also be responsible for its own janitorial services for the Premises, including the cleaning of interior glass surfaces.

8.3 Landlord’s Maintenance on Behalf of Tenant. If Landlord shall provide any maintenance of the Premises that is the responsibility of the Tenant, either by agreement of the parties or because of Tenant’s failure to provide such maintenance after reasonable notice, then Tenant shall reimburse the actual cost thereof to the Landlord. If such reimbursement shall not be made within thirty (30) days of written demand therefor, then such cost shall thereafter bear interest at the rate of twelve percent (12%) per annum from the due date until paid.

8.4 Utilities. Tenant shall pay all charges for reasonable utility services provided to the Premises (including without limitation, gas, power, telephone, and cable television). To the extent such services are separately metered or otherwise billed directly to the Premises, the Tenant shall pay the bills therefor directly. If, however, utility charges are not separately metered or billed (such as water, sewer service, and garbage collection), but are charged to the Association and assessed to the Landlord as the owner of the Premises, then such charges shall be part of the assessments to be paid to the Association by Tenant. If such reimbursement shall not be made within thirty (30) days of written demand therefor, then such cost shall thereafter bear interest at the rate of twelve percent (12%) per annum from the due date until paid. If Tenant determines to install additional utility lines to service the Premises, then such lines shall be installed at Tenant’s sole expense, and Landlord shall have no right to charge any “access” or other charge for the right of installation or otherwise to interfere with reasonable access to any service provider. However, the Tenant acknowledges certain restrictions on construction imposed by the structure of the Building (See Paragraph 9.3, below).

9. ALTERATIONS AND IMPROVEMENTS.

9.1 Tenant’s Alterations and Improvements. Tenant shall not make any alterations to the Premises, without Landlord’s prior written consent, unless the costs of such alterations made in any one Lease year are less than $25,000 on a cumulative basis, and do not impair or affect the structural integrity of the Premises or the Building (See Paragraph 9.3, below). Except as provided in this Paragraph, any alterations made shall remain on and be surrendered with the Premises on expiration or termination of the term, except that Landlord may elect at any time prior to the expiration of the term, or within sixty (60) days after termination of the term, to require Tenant to remove any alterations that Tenant has made to the Premises so long as Landlord has conditioned its approval of the alteration by Tenant upon the removal at the end of the term. If Landlord so elects, Tenant, at its cost, shall remove the alterations and restore the Premises to the condition designated by Landlord in its election, before the last day of the term, or within sixty (60) days after notice of election is given, whichever is later. Additionally, Tenant shall have the right to remove any tenant improvements that have been installed at the Tenant’s own cost. If Tenant so elects, Tenant, at its cost, shall remove the improvements and restore the Premises to their condition prior to the installation of such improvements, before the last day of the term.

9.2 Mechanic’s Liens. Tenant shall pay all costs for construction done by it, or caused to be done by it, and for all materials furnished to it, or caused to be furnished to it, on the Premises as permitted by this Lease. Tenant shall keep the Premises and the Building (including Tenant’s leasehold interest) free and clear from any liens arising out of construction done by or for Tenant or materials furnished to or for Tenant.

9.3 Building Structure. The Building structure utilizes post tension concrete floor slabs supported by cast-in-place concrete columns. The Tenant therefore acknowledges the critical importance of there being no penetrations in the floor slabs, in the form of cutting or drilling for the purposes of utility installations or for any other reason, without the prior written consent of the Landlord. Any damage (as by cutting or drilling) to any one of the many post tension tendons inside the concrete slabs could result in the failure of the structural slab. To the extent that the Tenant may drill anywhere other than as approved by the Board or Architectural Committee for the Association, the Tenant shall be liable for all injuries and damages sustained as a result of such improper drilling, subject to the provisions of Section 10 below.

10. EXCULPATION AND INDEMNITY OF LANDLORD.

10.1 Exculpation. Landlord shall not be liable to Tenant for any damage to Tenant or Tenant’s property from any cause, and Tenant waives all claims against Landlord for damage to person or property arising for any reason, except that Landlord shall be liable for damage resulting from the affirmative acts, negligent acts, or failure to act, of Landlord or its authorized representatives. Tenant shall not be liable to Landlord for any damage to Landlord or Landlord’s property (including, without limitation the Building and Premises) from any cause, and Landlord waives all claims against Tenant for damage to person or property arising for any reason, except that Tenant shall be liable for damage resulting from the affirmative acts, negligent acts, or failure to act, of Tenant or its authorized representatives.

10.2 Indemnity. Tenant shall indemnify, defend and hold Landlord harmless from and against all claims and liabilities arising out of any bodily injury or damage to tangible property occurring in, on, or about the Premises, except that Landlord shall be liable for damage resulting from the affirmative acts, negligent acts, or failure to act, of Landlord or its authorized representatives. The indemnity described in this Paragraph shall be limited to the sum that exceeds the amount of insurance proceeds, if any, actually received by the injured party.

11. INSURANCE REQUIREMENTS.

11.1 Types of Insurance. Landlord and Tenant agree that the following insurance coverage shall be maintained with respect to the Premises, during the term of the Lease:

(a) Damage to Building. The Landlord shall maintain or cause to be maintained by the Association, a policy or policies of hazard insurance covering loss or damage to the exterior and structural components of the Building, in such amount and subject to such limitations as may be deemed appropriate by the Association, providing protection against all perils included within the causes of loss special form.

(b) Tenant’s Insurance. Tenant, at its cost, shall maintain: (i) hazard insurance covering damage to the Tenant’s personal property, fixtures and tenant improvements within the Premises, in the full replacement value thereof; and (ii) public liability and property damage insurance with a combined single limit of liability of not less than Two Million Dollars ($2,000,000) per occurrence, insuring against all liability of Tenant and its authorized representatives arising out of and in connection with Tenant’s use or occupancy of the Premises, which policy shall be in addition to any professional liability policy that may be carried by the Tenant or its members in their discretion, and which insurance shall name the Landlord as an additional insured, and shall require notice to the Landlord at least 20 days prior to any modification or cancellation of the policy(ies). The Tenant shall provide to the Landlord certificates of such insurance.

11.2 Waiver of Subrogation. The parties hereby release each other, and their respective authorized representatives, from all claims and liabilities for bodily injury or damage to the Building or the Premises and to the fixtures, personal property, tenant improvements, and alterations of either Landlord or Tenant in or on the Project, Building and Premises, that are caused by or result from risks insured against under any insurance policies carried by the parties and in force at the time of any such damage. This waiver shall include any loss included within any deductible amount maintained with respect to any insurance policy.

12. DAMAGE AND RESTORATION. In the event the Building shall be destroyed or damaged by fire or other causes (and regardless of the extent of the damage to the Premises) to such an extent that (i) the Landlord determines to discontinue rental of the Premises as office space, or (ii) the Premises are not capable of full repair and restoration within thirty (30) days and Tenant determines that it is uneconomical to repair the damage, then this Lease shall be terminated as of the date of such damage or destruction, or the date of such discontinuance. In the event of damage to the Premises by fire or other causes, other than under the circumstances described in the preceding sentence, Landlord shall repair the Premises or cause the Premises to be repaired within a reasonable time and as quickly as circumstances will permit upon the same plan as immediately before the damage or destruction. Landlord shall not, however, be responsible for repair of any of Tenant’s personal property, fixtures or tenant improvements. Rent shall be abated during any period of Landlord’s repair in an amount proportionate to the degree the Premises are rendered unusable.

13. CONDEMNATION. In the event any part of the Premises shall be taken by or transferred under threat of condemnation (and regardless of the extent of any taking of the Premises), to such an extent that the Landlord determines to discontinue the rental of the

Premises as office space, then this Lease shall be terminated as of the date of such taking. In the event of such taking, other than under the circumstances described in the preceding sentence, Landlord shall repair the Premises within a reasonable time and as quickly as circumstances will permit upon the same plan as immediately before the taking, modified if necessary to reflect the taking. Rent shall be abated during any period of repair in an amount proportionate to the degree the Premises are rendered unusable, and shall be adjusted according to the amount of any loss of space included within the Premises. Any condemnation award shall be the sole property of Landlord, except that Tenant shall have the right to claim any part of the award specifically allocated by the condemning authority to the unexpired term of this Lease and Tenant shall be entitled to any part of the award constituting fair market rent for the Premises in excess of the rent otherwise payable under the terms of this Lease in the event the leasehold interest of Tenant is condemned. Additionally, Tenant shall receive from the award any value specifically allocated by the condemning authority to any personal property or equipment belonging to the Tenant or to any fixtures or tenant improvements installed at the Tenant’s expense.

14. ASSIGNMENT/SUBORDINATION.

14.1 Voluntary Assignment, Subletting, and Encumbering by Tenant. Tenant shall not voluntarily assign or encumber its interest in this Lease or in the Premises, or sublease all or any part of the Premises, or allow any other person or entity (except Tenant’s authorized representatives) to occupy or use all or any part of the Premises, without first obtaining Landlord’s written consent, which shall not be unreasonably withheld; provided that Landlord shall consent to an assignment to any entity that acquires all, or substantially all, of Tenant’s assets, if the assignee is at least as creditworthy as the Tenant identified in this Lease; and provided further that Tenant may sublet all or any portion of the Premises to any entity owned or controlled by Tenant. Any assignment, encumbrance, or sublease without Landlord’s prior consent shall be voidable and, at Landlord’s election, shall constitute a default. No consent to any assignment, encumbrance, or sublease shall constitute a further waiver of the provisions of this Paragraph. Tenant may also grant and create in favor of one or more lenders a security interest in any property of Tenant located within the Premises.

14.2 Involuntary Assignment by Tenant. No interest of Tenant in this Lease shall be assignable involuntarily or by operation of law. Each of the following acts shall be considered an involuntary assignment:

(a) If Tenant is or becomes bankrupt or insolvent, makes an assignment for the benefit of creditors, institutes a proceeding under the Bankruptcy Act in which Tenant is the bankrupt, or is the subject of an involuntary petition in bankruptcy which is not dismissed within sixty (60) days; provided, however, that the Landlord’s right to terminate based on an involuntary bankruptcy proceeding shall be limited by the then current Rules of Bankruptcy;

(b) If a writ of attachment or execution is levied on this Lease, and such attachment or execution is not removed within thirty (30) days;

(c) If, in any proceeding or action to which Tenant is a party, a receiver is appointed with authority to take possession of the Premises, which receiver is not removed within sixty (60) days.

An involuntary assignment shall constitute a default by Tenant and Landlord shall have the right to elect to terminate this Lease, in which case this Lease shall not be treated as an asset of Tenant.

14.3 Assignment by Landlord. Landlord shall have the right to sell, assign, hypothecate, pledge, or otherwise transfer or encumber (collectively “transfer”) all or any portion of its interest in the Project, the Premises, or this Lease, without Tenant’s consent, and Tenant shall, upon notice of such transfer, execute a written amendment to this Lease acknowledging and consenting to such transfer. If the Premises are transferred, and the transferee assumes in writing all of Landlord’s obligations under this Lease, Tenant agrees that Landlord shall be released from any further obligations under this Lease.

14.4 Subordination of Lease. This Lease, at Landlord’s option, shall be subordinate to any mortgage, deed of trust, or any other hypothecation for security now or hereafter placed upon the Premises or the Project, and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Notwithstanding such subordination, Tenant’s rights to quiet possession of the Premises and other rights under this Lease shall not be disturbed, if Tenant is not in default and so long as Tenant shall pay the rent and observe and perform all of the provisions of this Lease, unless this Lease is otherwise terminated pursuant to its terms.

15. TENANT’S DEFAULT. The occurrence of any of the following shall constitute a default by Tenant:

15.1 Failure to pay rent when due, if the failure continues for ten (10) days after the date Landlord provides written notice of the failure (the “grace period”). In addition to the remedies reserved to the Landlord in Paragraph 16, below, Tenant shall pay a late payment charge in the amount of five percent (5%) of any installment of rent that is not paid by the expiration of such grace period. Such late charge shall be added to and payable immediately with the delinquent rent. Additionally, if any installment of rent shall not be made within thirty (30) days of its due date, then such rent and the late payment charge shall thereafter bear interest at the rate of twelve percent (12%) per annum from the due date until paid;

15.2 Violation of or failure to perform any other provision of this Lease if the violation or failure to perform is not cured within thirty (30) days after written notice has been given to Tenant. If the default cannot reasonably be cured within thirty (30) days, Tenant shall not be in default of this Lease if Tenant commences to cure the default within the 30-day period and diligently and in good faith continues to cure the default.

Notice as given under Paragraph 15.2 shall specify the alleged default and the applicable Lease provision(s), and shall demand that Tenant perform the provisions of this Lease within the applicable period of time. Such notice may serve both as a notice of the default under this Paragraph and as any statutory notice to pay rent or quit required as a condition precedent to an action in unlawful detainer or for damages or otherwise. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord so elects in the notice.

16. LANDLORD’S REMEDIES. Landlord shall have the following remedies if Tenant commits a default, where the default is not cured within any applicable grace or notice period. These remedies are not exclusive; they are cumulative in addition to any remedies now or later allowed by law, and Landlord shall use good faith efforts to mitigate its damages.

16.1 Continuation of Lease. Landlord may continue this Lease in full force and effect, and the Lease will continue in effect as long as Landlord does not terminate Tenant’s right to possession, and Landlord shall have the right to collect rent when due. During the period Tenant is in default, Landlord may enter the Premises and relet them, or any part of them, to third parties for Tenant’s account. Tenant shall be liable immediately to Landlord for all costs Landlord incurs in reletting the Premises, including, without limitation, reasonable brokers’ commissions, cleaning expenses, reasonable expenses of remodeling the Premises required by the reletting, and like costs. Reletting can be for a period shorter or longer than the remaining term of this Lease. Tenant shall pay to Landlord the rent due under this Lease on the dates the rent is due, less the rent Landlord receives from any reletting. No act by Landlord allowed by this Paragraph shall terminate this Lease unless Landlord notifies Tenant that Landlord elects to terminate this Lease.

16.2 Termination of Lease. Landlord may terminate Tenant’s right to possession of the Premises at any time. No act by Landlord other than giving notice to Tenant shall terminate this Lease. On termination, Landlord has the right to recover from Tenant:

(a) The worth, at the time of the award, of the unpaid rent that had been earned at the time of termination of this Lease;

(b) The worth, at the time of the award, of the amount by which the unpaid rent that would have been earned after the date of termination of this Lease until the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided;

(c) The worth, at the time of the award, of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of the loss of rent that Tenant proves could have been reasonably avoided; and

(d) Any other amount, including court costs and reasonable attorney’s fees, necessary to compensate Landlord for all detriment proximately caused by Tenant’s default.

“The worth, at the time of the award,” as used in (a) and (b) above, is to be computed by allowing interest at the rate of twelve percent (12%) per annum. “The worth, at the time of the award,” as referred to in (c) above, is to be computed by discounting the amount at the rate of ten percent (10%) per annum.

16.3 Landlord’s Cure of Tenant’s Default. Landlord, at any time after Tenant commits a default, may cure the default at Tenant’s cost. If Landlord at any time, by reason of Tenant’s default, pays any sum or does any act that requires the payment of any sum, the sum paid by Landlord shall be due immediately from Tenant to Landlord at the time the sum is paid, and if paid at a later date shall bear interest at the rate of twelve percent (12%) per annum from the date the sum is paid by Landlord until Landlord is reimbursed by Tenant. The sum, together with interest on it, shall be additional rent.

17. LANDLORD’S RIGHT OF ENTRY. Landlord shall have the right to enter the Premises at all reasonable times and on reasonable advance notice to Tenant, in order to inspect the Premises or to otherwise insure compliance with the provisions of this Lease.

18. SURRENDER OF PREMISES. Prior to expiration or immediately upon termination of the term, Tenant shall surrender to Landlord the Premises and all Tenant’s improvements and alterations in good condition (except for ordinary wear and tear occurring after the last necessary maintenance made by Tenant and damage or destruction to the Premises covered hereunder), except for alterations that Tenant has the right to remove or is obligated to remove. Tenant shall remove all its personal property and equipment within the above-stated time. Tenant shall perform all restoration made necessary by the removal of any alterations or Tenant’s personal property or equipment. Landlord may elect to retain or dispose of in any manner any alterations or Tenant’s personal property or equipment that Tenant does not remove from the Premises on expiration or termination of the term as allowed or required by this Lease by giving at least twenty (20) days’ notice to Tenant. Title to any such alterations or Tenant’s personal property or equipment that Landlord elects to retain or dispose of on expiration of the 20day period shall vest in Landlord. Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord’s retention or disposition of any such alterations or Tenant’s personal property or equipment. Tenant shall be liable to Landlord for Landlord’s costs for storing, removing, and disposing of any alterations or Tenant’s personal property or equipment.

19. ESTOPPEL CERTIFICATES. Either party shall, within ten (10) days after request from the other, execute and deliver to the requesting party, in recordable form, a certificate stating: (1) that this Lease is unmodified and in full force and effect, or in full force and effect as modified, and stating the modifications; and (2) that the requesting party is not in substantial default of the provisions of the Lease, or stating the nature and extent of any claimed default. The certificate also shall state the amount of minimum monthly rent, the dates to which the rent has been paid in advance, and the amount of the security deposit and any prepaid rent. Failure to deliver the certificate within the ten (10) days shall be conclusive for the benefit of the requesting party that this Lease is in full force and effect and has not been modified, and that the requesting party is not in substantial default of the provisions of this Lease, except as may be represented by the requesting party. If a party fails to deliver the certificate within the ten (10) days, the party failing to deliver the certificate irrevocably constitutes and appoints the other party as its special attorney-in-fact to execute and deliver the certificate to any third party.

20. SIGNS. As part of its construction responsibility, Landlord shall erect exterior sign areas at the southeast plaza entrance, the southwest plaza entrance, and the plaza parking entrance, which signs shall be directly or indirectly illuminated. The Landlord shall also install a directory sign within the Building. All signage outside and within the Building shall be of consistent design and quality, and shall conform to the plans currently agreed to by the Landlord and Tenant.

The Landlord also agrees to allow the Tenant to install four (4) logo plaques at the top of the Building, on each side. The Tenant shall provide the plaques (subject to the Landlord’s reasonable approval, with each logo plaque to fit within a rectangle of approximately 20 square feet of wall space), which the Landlord shall cause to be installed by its contractor, so that the Landlord and the contractor may retain control over the scheduling and execution of the installation.

The Landlord reserves the right to place other signs identifying the Building and its occupants, so long as all signs are consistent in appearance and quality and do not unreasonably interfere with signs identifying the Tenant. For example, and not by way of limitation, the Landlord reserves the right to place signage identifying occupants of the Building: (a) on the south wall, adjacent to the overhead door entrance to the private parking garage; (b) on the east wall under the main entrance canopy; and (c) on any free-standing monument sign erected for the purpose of identifying the Building and its occupants.

21. APPRAISAL PROCEDURES. If the Landlord and Tenant are unable to agree on any dollar amount required to be established under this Lease, such as a fair rental value for the minimum monthly rent (the “Value”), then either party, at its cost and by giving notice to the other party, may appoint an MAI real estate appraiser with at least five (5) years’ full-time commercial appraisal experience, to appraise the Premises and set the Value. If the other party, at its cost, does not appoint another appraiser having such qualifications within ten (10) days after the first party has given notice of the name of its appraiser, the single appraiser appointed shall be the sole appraiser and shall set the Value. If two (2) appraisers are appointed, they shall meet promptly and attempt to set the Value by mutual agreement. If they are unable to agree within thirty (30) days after the second appraiser has been appointed, they shall attempt to elect a third appraiser meeting the qualifications stated in this Paragraph within ten (10) days after the last day the two appraisers are given to set the Value. If they are unable to agree on the third appraiser, either of the parties, by giving ten (10) days’ notice to the other party, may apply, in its discretion, to the then President of the Coeur d’Alene Association of Realtors, or to the presiding judge of the District Court for Kootenai County, for the selection of a third appraiser meeting the qualifications stated in this Paragraph. Each of the parties shall bear one-half ( 1/2) of the cost of appointing the third appraiser and of paying the third appraiser’s fee. Within thirty (30) days after the selection of the third appraiser, a majority of the appraisers shall set the Value. If a majority of the appraisers is unable to set the Value by mutual agreement within the stipulated period of time, the average of the three (3) appraisals shall be the Value. If, however, the low appraisal and/or the high appraisal are/is more than ten percent (10%) lower and/or higher than the middle appraisal, the low appraisal and/or the high appraisal shall be disregarded. If only one appraisal is disregarded, the average of the remaining two (2) appraisals shall be the Value. If both the low appraisal and the high appraisal are disregarded as stated in this Paragraph, the middle appraisal shall be used to set the Value.

22. MISCELLANEOUS AND PROCEDURAL.

22.1 Time of Essence. Time is of the essence of each and every provision of this Lease.

22.2 Attorney’s Fees. If legal action is required or deemed necessary to enforce or interpret any of the provisions of this Lease, the prevailing party shall be entitled to recover its costs of suit or arbitration, including a reasonable attorney’s fee, incurred in connection therewith.

22.3 Binding Effect. Subject to the restrictions on assignment set forth above, this Lease shall be binding upon and shall inure to the benefit of the parties and their respective successors and assignees.

22.4 Integrated Agreement; Modification. This Lease contains all agreements of the parties with respect to the Tenant’s occupancy of the Premises, and may not be amended or modified except in writing signed by the party to be charged with such amendment or modification.

22.5 Waiver. No delay or omission in the exercise of any right or remedy of either party to this Lease on any default by the other party shall impair such a right or remedy or be construed as a waiver. Either party’s consent to or approval of any act by the other party requiring such consent or approval shall not be deemed to waive or render unnecessary the requirement of consent or approval of any subsequent act by either party.

22.6 Notice. Any notice, demand, request, consent, approval, or communication that either party desires or is required to give to the other party or any other person shall be in writing and either served personally or sent by facsimile transmittal, e-mail, or prepaid, first-class mail. If sent by any method other than personal delivery, the notice shall be addressed and sent to the other party at its most recently available address for the type of transmittal utilized. In the case of the Tenant, mailing or delivering to the Premises shall be deemed appropriate delivery. Either party may change its address by delivering notice of the change of address in the manner prescribed in this subparagraph.

Any such notice shall be deemed delivered upon personal delivery or within forty-eight (48) hours from confirmation of delivery by facsimile or e-mail, or from the time of mailing if mailed as provided in this subparagraph.

EXECUTED AND EFFECTIVE as of the date first above written.

MILLER STAUFFER PROPETIES, L.L.C.,		NIGHTHAWK RADIOLOGY SERVICES, LLC
an Idaho limited liability company		a Idaho limited liability professional company

By:	/s/ Monte Miller	By:	/s/ Paul E. Berger
	Monte Miller, Managing Member		Paul Berger, Managing Member

EXHIBIT “A” TO OFFICE LEASE AGREEMENT

PROJECT SITE PLAN

PARKSIDE

EXHIBIT “B” TO OFFICE LEASE AGREEMENT

FLOOR PLAN SPECIFICATIONS FOR PREMISES